                                                                     EXHIBIT 2.2



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              HEAT HOLDINGS CORP.,

                                HEAT MERGER CORP.

                                       AND

                        AAVID THERMAL TECHNOLOGIES, INC.


                           DATED AS OF AUGUST 23, 1999



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                                TABLE OF CONTENTS

                                                                                                        Page

ARTICLE 1 - THE MERGER...................................................................................1
   1.1.  The Merger......................................................................................1
   1.2.  The Closing.....................................................................................1
   1.3.  Effective Time..................................................................................1
   1.4.  Actions by the Company..........................................................................2
ARTICLE 2 - CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION.........................3
   2.1.  Certificate of Incorporation....................................................................3
   2.2.  Bylaws..........................................................................................3
ARTICLE 3 - DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION..........................................3
   3.1.  Directors.......................................................................................3
   3.2.  Officers........................................................................................3
ARTICLE 4 - EFFECT OF THE MERGER ON SECURITIES OF MERGER SUB AND THE COMPANY.............................3
   4.1.  Merger Sub Stock................................................................................3
   4.2.  Company Securities..............................................................................3
   4.3.  Exchange of Certificates Representing Common Stock..............................................5
   4.4.  Adjustment of Merger Consideration..............................................................6
   4.5.  Dissenting Company Stockholders.................................................................6
ARTICLE 5 - THE OFFER....................................................................................7
   5.1.  The Offer.......................................................................................7
   5.2.  Actions by Purchaser and Merger Sub.............................................................8
   5.3.  Company Actions................................................................................10
   5.4.  Directors......................................................................................11
   5.5.  Merger without Meeting of Stockholders.........................................................12
ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................12
   6.1.  Existence, Good Standing, Corporate Authority..................................................12
   6.2.  Authorization, Validity and Effect of Agreements...............................................13
   6.3.  Compliance with Laws...........................................................................13
   6.4.  Capitalization.................................................................................13
   6.5.  Subsidiaries...................................................................................14
   6.6.  No Violation...................................................................................15
   6.7.  Company Reports................................................................................15
   6.8.  Financial Statements...........................................................................15
   6.9.  Litigation.....................................................................................16
   6.10. Absence of Certain Changes.....................................................................16
   6.11. Taxes..........................................................................................18
   6.12. Employee Benefit Plans.........................................................................19
   6.13. Labor and Employment Matters...................................................................21
   6.14. Brokers........................................................................................22
   6.15. Licenses and Permits...........................................................................22
   6.16. Intellectual Property..........................................................................22
   6.17. Environmental Compliance and Disclosure........................................................24
   6.18. Title to Assets................................................................................25
   6.19. Material Contracts.............................................................................25
   6.20. Required Vote of Company Stockholders..........................................................26
   6.21. Inapplicability of Certain Restrictions........................................................26
   6.22. Rights Plan....................................................................................26
ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB..................................26
   7.1.  Existence, Good Standing, Corporate Authority..................................................26
   7.2.  Authorization, Validity and Effect of Agreements...............................................27

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

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
   7.3.  No Violation...................................................................................27
   7.4.  Brokers, Finders or Financial Advisors.........................................................28
   7.5.  No Prior Activities............................................................................28
   7.6.  Financing......................................................................................28
   7.7.  Litigation.....................................................................................28
ARTICLE 8 - COVENANTS...................................................................................28
   8.1.  No Solicitation................................................................................29
   8.2.  Interim Operations.............................................................................31
   8.3.  Company Stockholder Approval, Proxy Statement..................................................34
   8.4.  Filings, Notices, Other Actions................................................................35
   8.5.  Access to Information..........................................................................36
   8.6.  Publicity......................................................................................36
   8.7.  Further Action; Cooperation Concerning Certain Litigation......................................37
   8.8.  Insurance, Indemnity...........................................................................37
   8.9.  Employee Benefit Plans.........................................................................39
ARTICLE 9 - CONDITIONS..................................................................................40
   9.1.  Conditions to Each Party's Obligation to Effect the Merger.....................................40
   9.2.  Conditions to the Obligations of Purchaser.....................................................41
ARTICLE 10 - TERMINATION, AMENDMENT, WAIVER.............................................................41
   10.1. Termination....................................................................................41
   10.2. Effect of Termination..........................................................................43
   10.3. Amendment......................................................................................43
   10.4. Extension; Waiver..............................................................................43
ARTICLE 11 - GENERAL PROVISIONS.........................................................................44
   11.1. Nonsurvival of Representations and Warranties..................................................44
   11.2. Notices........................................................................................44
   11.3. Assignment, Binding Effect.....................................................................44
   11.4. Entire Agreement...............................................................................45
   11.5. Fees and Expenses..............................................................................45
   11.6. Governing Law..................................................................................45
   11.7. Headings.......................................................................................45
   11.8. Interpretation.................................................................................45
   11.9. Investigations.................................................................................46
   11.10.Severability...................................................................................46
   11.11.Enforcement of Agreement.......................................................................46
   11.12.Counterparts...................................................................................47


                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 23, 1999, between Heat Holdings Corp., a Delaware corporation ("Purchaser"), Heat Merger Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and Aavid Thermal Technologies, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective companies and stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

     WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and agreements in connection herewith.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement hereby agree as follows:


                                    ARTICLE 1
                                   THE MERGER

     1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the DGCL.

     1.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Bartlit Beck Herman Palenchar & Scott, 54 W. Hubbard Street, Chicago, Illinois, at 10:00 a.m., local time, as soon as practicable following the satisfaction (or waiver if permissible) of the conditions set forth in Article 9. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3. EFFECTIVE TIME. If all the conditions to the Merger set forth in
Article 9 shall have been fulfilled or waived in accordance with this Agreement and this Agreement shall not have been terminated as provided in Article 10, the parties to this Agreement shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties to this Agreement shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

     1.4. ACTIONS BY THE COMPANY. The Company hereby approves of and consents to the Offer (as defined below), the Voting Agreements between Merger Sub and certain of the Company's stockholders pursuant to which, among other things, each such stockholder has agreed to vote all of his or its shares of the Common Stock of the Company, par value $.01 per share (the "Common Stock"), in favor of this Agreement and the Merger (the "Voting Agreements") and the Merger and represents and warrants that the Board of Directors of the Company (the "Board of Directors" or the "Board") at a meeting duly called and held has duly adopted, by unanimous vote (with one director not present), resolutions (i) approving this Agreement, the Offer and the Merger which approval satisfies in full the requirements of the DGCL and the Certificate of Incorporation of the Company with respect to the requisite approval of the board of directors, (ii) approving the Voting Agreements for the purposes of Section 203 of the DGCL, and
(iii) determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and approve the Merger and this Agreement; provided, that such recommendations may be withdrawn, modified or amended following receipt of an Acquisition Proposal (as defined in Section 8.1) if the Company has complied with the provisions of
Section 8.1. The Company further represents and warrants that the Board of Directors has received the written opinion of Hambrecht & Quist, LLC (the "Financial Advisor") that, as of the date of such opinion and subject to the limitations set forth therein, the proposed Merger Consideration (as defined below) or the Offer Consideration (as defined below), as the case may be, to be received by the holders of shares of Common Stock pursuant to the Merger and the Offer is fair to such holders from a financial point of view (the "Fairness Opinion"). The Company hereby consents to the inclusion in the Proxy Statement (as defined below) and the Offer Documents (as defined below) of the recommendation of the Board of Directors described in the first sentence of this
Section 1.4. The Company hereby represents and warrants that it has been authorized by the Financial Advisor to permit, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), references to the Fairness Opinion in the Offer Documents and the Schedule 14D-9 (as defined below) and the inclusion of the Fairness Opinion in the Proxy Statement.

                                    ARTICLE 2
                     CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

     2.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub (except that the name of the Surviving Corporation shall be Aavid Thermal Technologies, Inc.), until duly amended in accordance with applicable law.

     2.2. BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.


                                    ARTICLE 3
               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     3.1. DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

     3.2. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.


                                    ARTICLE 4
                       EFFECT OF THE MERGER ON SECURITIES
                          OF MERGER SUB AND THE COMPANY

     4.1. MERGER SUB STOCK. At the Effective Time, each share of common stock, $.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $.01 par value per share, of the Surviving Corporation.

     4.2. COMPANY SECURITIES.

     (a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Purchaser or Merger Sub or held by the Company, all of which shall be cancelled, and other than shares of Dissenting Common Stock (as defined below)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration from the Surviving

Corporation. For purposes of this Agreement, the "Merger Consideration" shall mean either (i) if the Company has consummated the transactions contemplated by that certain Stock Purchase Agreement dated as of August 23, 1999 among the Company, Bowthorpe plc, Bowthorpe B.V., Bowthorpe International Inc., and Bowthorpe GmbH, as in effect on the date of this Agreement or as subsequently amended with the prior consent of the Purchaser (the "Thermalloy Agreement"), $25.50 per share of Common Stock or, (ii) if the Thermalloy Agreement has been terminated prior to the consummation of the transactions contemplated thereby, the Offer Consideration (as defined below), in each case in cash, without interest.

     (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of Common Stock converted in accordance with Section 4.2(a) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Common Stock converted in accordance with Section 4.2(a) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with
Section 4.3 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Common Stock.

     (c) Each share of Common Stock issued and held in the Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

     (d) (i) At or immediately prior to the Effective Time, each outstanding employee stock option ("Options") to purchase shares of Common Stock granted under any employee stock option or compensation plan or arrangement of the Company (collectively, the "Stock Option Plans") shall be canceled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such Option an amount determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Option by (y) the number of shares of Common Stock such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time.

          (ii) Prior to the Effective Time, the Company shall use its reasonable best efforts (x) to obtain any consents from holders of Options to purchase shares of Common Stock granted under the Stock Option Plans and (y) make any amendments to the terms of the Stock Option Plans that, in the case of either clauses 4.2(d)(ii)(x) or 4.2(d)(ii)(y), are necessary to give effect to the transactions contemplated by Section 4.2(d)(i). Notwithstanding any other provision of this Section 4.2(d), payment may be withheld in respect of any Option until necessary consents are obtained.

          (iii) At the Effective Time each outstanding warrant or similar right (other than the Options) to purchase or otherwise acquire shares of Common Stock (a "Company Warrant") shall be converted into and be exchangeable for the right to receive, in lieu of the shares of Common Stock theretofore purchasable upon the exercise of the

Company Warrant, an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price for one share of Common Stock subject to such Company Warrant multiplied by (ii) the number of shares of Common Stock subject to such Company Warrant. At the Effective Time, each Company Warrant with an exercise price equal to or greater than the Merger Consideration shall be terminated without payment of any consideration. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain any necessary consents of each holder of a Company Warrant to the transactions contemplated by this Section 4.2(d)(iii). The Company shall provide to each holder of a Company Warrant any required notice under the Company Warrant.

     4.3. EXCHANGE OF CERTIFICATES REPRESENTING COMMON STOCK.

     (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company having net capital of not less than $20 billion, or such other party reasonably satisfactory to the Company, to act as paying agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). Purchaser shall, or shall cause the Surviving Corporation to, provide the Paying Agent with cash in amounts necessary to pay for all the shares of Common Stock pursuant to Section 4.2(a) as and when such amounts are needed by the Paying Agent. Such amounts shall hereinafter be referred to as the "Exchange Fund." The Exchange Fund shall not be used for any other purpose than as specified in this Section 4.3(a).

     (b) Promptly after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (other than holders of shares of Dissenting Common Stock) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in such form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall promptly receive in exchange therefor the amount of cash into which shares of Common Stock previously represented by such Certificate shall have been converted pursuant to
Section 4.2, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 4.

     (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company nine months after the Effective Time shall be delivered to the Surviving Corporation (subject to abandoned property, escheat or similar laws). Any former stockholders of the Company who have not previously complied with this Article 4 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar laws) for payment of any Merger Consideration that may be payable in respect of each share of Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by holders of Common Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person (as defined in Section 11.8) previously entitled thereto.

     (e) None of Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

     4.4. ADJUSTMENT OF MERGER CONSIDERATION. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

     4.5. DISSENTING COMPANY STOCKHOLDERS. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of

Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Common Stock") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and had become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Purchaser prompt notice of any demands received by the Company for appraisals of shares of Common Stock. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands unless such payment is ordered by a court of competent jurisdiction which order is final and non-appealable.


                                    ARTICLE 5
                                    THE OFFER

     5.1 THE OFFER. Subject to the provisions of this Agreement and this Agreement not having been terminated, if the Thermalloy Agreement is terminated prior to the Company's consummation of the transactions contemplated thereby, then Merger Sub may, upon written notice to the Company (the "Purchaser Notice"), and shall if the Company so requests in writing (the "Company Request") (and the Purchaser shall cause Merger Sub to), commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as promptly as practicable but in no event later than five business days after giving the Purchaser Notice or receiving the Company Request, an offer to purchase all of the outstanding shares of Common Stock at a price (the "Offer Consideration") of $24.50 per share of Common Stock net to the seller in cash (the "Offer"). Subject to the conditions set forth in EXHIBIT A, Merger Sub shall not withdraw the Offer and shall purchase all Common Stock duly tendered and not withdrawn. The obligation of Merger Sub to, and of Purchaser to cause Merger Sub to, accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject only to the condition that there shall have been validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of shares of Common Stock which, together with the shares then owned by Purchaser or Merger Sub, represents at least a majority of the shares of Common Stock outstanding on a fully diluted basis (the "Minimum Condition"), and to the other conditions set forth in Exhibit A to this Agreement and subject to the terms and conditions of this Agreement. For purposes of this Agreement, "on a fully diluted basis" means, as of any date, the number of shares of Common Stock outstanding, together with the number of shares of Common Stock the Company is then required to issue pursuant to obligations outstanding at that date under the Stock Option Plans or otherwise

(assuming all Options and other rights to acquire Common Stock are fully vested and exercisable and all Common Stock issuable at any time thereunder has been issued). Subject to the provisions of the Offer, the Offer shall expire 20 business days (as defined in Rule 14d-1(c)(6) promulgated under the Exchange
Act) after the date of its commencement, unless this Agreement is terminated in accordance with Article 10, in which case the Offer (whether or not previously extended in accordance with the terms of this Agreement) shall expire on such date of termination. Merger Sub expressly reserves the right to extend the Offer and to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that the Merger Sub shall not waive the Minimum Condition without the consent of the Company; and provided further that no change may be made which changes the form of consideration to be paid or decreases the price per share of Common Stock or the number of shares sought in the Offer or which, except as provided in the next sentence, extends the Offer or which modifies or imposes conditions to the Offer in addition to those set forth in Exhibit A or which otherwise materially and adversely affects the Company or the holders of the Common Stock. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (i) extend the Offer on one or more occasions for not more than 10 business days for each such extension beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to accept for payment, and pay for, shares of Company Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered sufficient shares of Common Stock so that the Merger could be effected as provided in Section 5.5. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall, and Purchaser shall cause Merger Sub to, accept for payment, and pay for, all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

     5.2. ACTIONS BY PURCHASER AND MERGER SUB. As soon as reasonably practicable following receipt of the Company Request or giving of the Purchaser Notice, but in no event later than five business days from such date, Purchaser and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and any other ancillary documents pursuant to which the Offer shall be made (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 and each amendment and supplement thereto, in each case prior to the filing thereof with the SEC. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion in the Offer Documents. Each of Purchaser, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Purchaser, Merger Sub and the Company further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Purchaser and Merger Sub agree to provide the Company and its counsel in writing with any comments Purchaser, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by Purchaser, Merger Sub or their counsel.

     Purchaser shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     None of the information supplied by Purchaser or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 (as defined below) or the Information Statement (as defined below) will, at the respective times such documents are filed with the SEC or first published, sent or given to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time either Purchaser or Merger Sub shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws (as defined below), such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event the Company shall advise Purchaser or Merger Sub as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, Purchaser or Merger Sub shall promptly amend or supplement such document as required and distribute the same to the stockholders of the Company.

     5.3. COMPANY ACTIONS.

     (a) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in the first sentence of Section 1.4 above and shall mail the Schedule 14D-9 to the stockholders of the Company. The Company shall cooperate with Purchaser in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Purchaser and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 and each amendment and supplement thereto prior to the filing thereof with the SEC. The Company covenants that none of the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement"), any schedule required to be filed by the Company with the SEC in connection with the Offer or any amendment or supplement thereto, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9 or Information Statement or any schedule, amendment or supplement. The Company covenants that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Purchaser and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Purchaser and Merger Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

     (b) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Purchaser and Merger Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall promptly deliver to the Company all copies of such information then in their possession.

     (c) Subject to the terms and conditions of this Agreement, if there shall occur a change in law or in a binding judicial interpretation of existing law which would, in the absence of action by the Company or the Board, prevent the Merger Sub, were it to acquire a specified percentage of the shares of Common Stock then outstanding, from approving and adopting this Agreement by its affirmative vote as the holder of a majority of the shares of Common Stock and without the affirmative vote of any other stockholder, the Company will use its reasonable best efforts to promptly take or cause such action to be taken unless the Board of Directors of the Company in good faith determines, after consultation with outside counsel, that taking or causing such action to be taken would violate the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law.

     5.4. DIRECTORS.

     (a) Promptly upon the purchase of shares of Common Stock pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Purchaser representation on the Board of Directors equal to the product of (i) the number of directors on the Board of Directors and (ii) the percentage that the number of shares of Common Stock purchased by Merger Sub or Purchaser or any affiliate bears to the number of shares of Common Stock outstanding (the "Percentage"), and the Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors and shall take all actions available to the Company to cause Purchaser's designees to be so elected. At the request of Purchaser, the Company will use its best efforts to cause such individuals designated by Purchaser to constitute the same Percentage of (i) each committee of the Board, (ii) the board of directors of each of the Company's Subsidiaries and (iii) the committees of each such board of directors. The Company's obligations to appoint designees to the Board of Directors shall be subject to
Section 14(f) of the Exchange Act. The Company shall take, at its expense, all action necessary to effect any such election, and shall include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Purchaser will supply to Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding the foregoing, the parties to this Agreement shall use their respective reasonable best efforts to ensure that at least two of the members of the Board of Directors shall at all times prior to the Effective Time be Continuing Directors (as defined below); provided that, in such event, if the number of Continuing Directors shall be reduced below two for any reason whatsoever, the remaining Continuing Director shall be entitled to designate an individual to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement or, if no Continuing Director then remains, the other directors shall designate two individuals to fill such vacancies who shall not be officers of the Company or stockholders, directors, officers, employees, affiliates or associates of Merger Sub or Purchaser or any of their affiliates or associates and such persons shall be deemed to be Continuing Directors for purposes of this Agreement.

     (b) Following the election or appointment of Purchaser's designees pursuant to this Section 5.4 and prior to the Effective Time, the approval of a majority of the directors of the Company then in office who are not designated by Purchaser (the "Continuing Directors") shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for the performance of any of the obligations or other acts of Purchaser or Merger Sub, any exercise of any of the Company's rights, benefits or remedies hereunder, and any waiver of compliance with any of the agreements or conditions contained in this Agreement for the benefit of the Company.

     5.5. MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding the foregoing, if Merger Sub, or any other direct or indirect Subsidiary of Purchaser, shall acquire at least 90 percent of the outstanding shares of Common Stock, the parties to this Agreement shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.


                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Purchaser and Merger Sub as follows:

     6.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of the Company and its Subsidiaries (as defined in Section 11.8) is (i) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 11.8). Each of the Company and its Significant Subsidiaries (as defined in
Section 11.8) has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has previously delivered to Purchaser true and correct copies of the Company's Certificate of Incorporation and Bylaws as currently in effect.

     6.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby or executed in connection herewith (the "Ancillary Documents") and subject to obtaining any necessary stockholder approval of the Merger, to consummate the transactions contemplated hereby and thereby, and to enter into and consummate the transactions contemplated by the Thermalloy Agreement. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby (other than the approval of this Agreement by the holders of a majority of the shares of Common Stock if required by applicable law). This Agreement has been, and any Ancillary Document at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of Purchaser and Merger Sub) constitutes and will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     6.3. COMPLIANCE WITH LAWS. Except as set forth in the Company Reports (as defined below), each of the Company and its Subsidiaries (as defined in Section 11.8) is in compliance with all applicable foreign, federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments, rulings and decrees ("Laws") of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal ("Governmental Entity"), except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     6.4. CAPITALIZATION. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.01 par value, and 4,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). As of August 16, 1999, (a) 9,599,828 shares of Common Stock were issued and outstanding, (b) Options and Company Warrants to purchase an aggregate of 1,461,302 shares of Common Stock were outstanding and there are no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to such Options, (c) no shares of Common Stock were held by the Company in its treasury, (d) no shares of capital stock of the Company were held by the Company's Subsidiaries and (e) no shares of Preferred Stock were issued and outstanding. The Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Since August 16, 1999, the Company (i) has not issued any shares of Common Stock, other than upon the exercise of Options and the Company Warrants and as permitted under the ESPP (as defined in Section 8.9(c)), (ii) has granted no Options to purchase shares of Common Stock under the Stock Option Plans or otherwise, other than as permitted under the ESPP, and (iii) has not split, combined or reclassified any of its shares of capital stock. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 6.4 or in Schedule 6.4, there are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and there are no performance awards outstanding under the Stock Option Plans or any other outstanding stock related awards. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Benefit Arrangements (as defined in Section 6.12). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

     6.5. SUBSIDIARIES. Except as set forth in Schedule 6.5, (i) the Company owns, directly or indirectly through a Subsidiary, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, and (ii) each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances") except (in the case of Subsidiaries which are not Significant Subsidiaries) for Encumbrances which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Schedule 6.5 sets forth for each Subsidiary of the
Company: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital; (iv) the holder or holders of such shares; and (v) whether such Subsidiary is a Significant Subsidiary. Except for interests in the Company's Subsidiaries or as set forth in Schedule 6.5, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

     6.6. NO VIOLATION. Except as set forth in Schedule 6.6, neither the execution and delivery by the Company of this Agreement or any of the Ancillary Documents nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company or any Subsidiary; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or its Subsidiaries under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound (each, a "Contract" and collectively, "Contracts"), except for any of the foregoing matters which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; (iii) other than
(a) the filings provided for in Section 1.3, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (c) the filings required under the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or by Law prevent the consummation of the transactions contemplated hereby; and (iv) violate any Laws applicable to the Company, any of its Subsidiaries or any of their respective assets, except for violations which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     6.7. COMPANY REPORTS. The Company has delivered to Purchaser each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by it since January 1, 1997, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, (i) except as set forth on Schedule 6.7, the Company Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     6.8. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the six month period ended July 3,

1999 (the "July 10-Q") fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and except as permitted by Form 10-Q under the Exchange Act with respect to the unaudited consolidated interim financial statements), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except as set forth in Schedule 6.8, neither the Company nor any of its Subsidiaries has any liabilities or obligations, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's consolidated balance sheet as of July 3, 1999 (the "Most Recent Balance Sheet") included in the Company Reports or (ii) liabilities and obligations incurred in the ordinary course of business since July 3, 1999 which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, or (iii) liabilities and obligations under this Agreement, or (iv) liabilities and obligations under the Thermalloy Agreement.

     6.9. LITIGATION. Except as set forth in Schedule 6.9 or in the Company Reports, (i) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a Governmental Entity pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, other than those in the ordinary course of business which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby, and (ii) there are no claims, actions, suits, proceedings, or arbitrations by a non-Governmental Entity third party pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or at equity, other than those in the ordinary course of business which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Company Reports, no Governmental Entity has indicated in writing an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries which investigation or review, if adversely determined, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

     6.10. ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 6.10 or in the Company Reports, since December 31, 1998, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been:

     (a) any event, occurrence or development of a state of circumstances or facts, which has had or reasonably would be expected to have a Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

     (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

     (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

     (e) any creation or assumption by the Company or any Subsidiary of any Encumbrance on any material asset which would impair the use thereof by the Company in any material respect, other than in the ordinary course of business consistent with past practices;

     (f) any making of any loan, advance or capital contributions to or investment in any Person other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices, and (ii) travel and similar advances to employees made in the ordinary course of business consistent with past practices;

     (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

     (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than (i) transactions and commitments in the ordinary course of business consistent with past practice, (ii) those contemplated by this Agreement, and
(iii) those contemplated by the Thermalloy Agreement;

     (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

     (j) except as set forth on Schedule 6.10(j), any (i) grant of any severance or termination pay to any director or officer of the Company or any Subsidiary,
(ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors or officers of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice;

     (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at December 31, 1998, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

     (l) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect.

     6.11. TAXES.

     (a) Except as set forth in Schedule 6.11, and except where the failure to file such Return has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any tax period (or portion thereof) ending on or before the Effective Time (a "Pre-Closing Tax Period") by or on behalf of the Company or any Subsidiary of the Company (collectively, the "Returns"), were filed when due (including any applicable extension periods) in accordance with all applicable laws.

     (b) Except as set forth in Schedule 6.11, the Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all taxes required to be paid, withheld or remitted or shown as due and payable on the Returns that have been filed, except where the failure to so pay or withhold and remit has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c) The charges, accruals and reserves for taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover such taxes.

     (d) Except as set forth in Schedule 6.11, there is no material claim (including under any indemnification or tax-sharing agreement), audit, action, suit, proceeding, or investigation now pending or, to the Company's knowledge, threatened against or in respect of any tax or "tax asset" of the Company or any Subsidiary. For purposes of this Section 6.11, the term "tax asset" shall include any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could reduce taxes.

     (e) There are no material Encumbrances for taxes upon the assets of the Company or its Subsidiaries except for Encumbrances for current taxes not yet due, or taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established on the Company's books..

     (f) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     6.12. EMPLOYEE BENEFIT PLANS.

     (a) The Company has provided Purchaser with a list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any Subsidiary or affiliate (as defined below) and covers any employee or former employee of the Company or any Subsidiary or affiliate to which the Company or any Subsidiary or affiliate has any material liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto have been furnished to Purchaser together with (A) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively in this Agreement as the "Employee Plans". For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in the list referred to above. The Company has provided Purchaser with complete age, salary, service and related data as of a recent date for employees and former employees of the Company and any affiliate covered under the Pension Plans.

     (b) Except as otherwise indicated on Schedule 6.12(b), no Employee Plan (i) constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA; (ii) is maintained in connection with any trust described in Section 501(c)(9) of the Code; or (iii) is subject to Title IV of ERISA. The Company knows of no "reportable event", within the meaning of Section 4043 of ERISA, for which notice is not waived, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA which has occurred in connection with any Employee Plan. Neither the Company nor any of its affiliates has incurred any unsatisfied liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has caused the

Company or any Subsidiary, or any officer or director of the Company or any Subsidiary, to be subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code.

     (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Purchaser copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

     (d) Except as otherwise indicated on Schedule 6.12(d), there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code.

     (e) The Company has provided Purchaser with a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries or affiliates and (iii) covers any executive officer or director or any employee or former employee of the Company or any of its Subsidiaries or affiliates earning a salary in excess of $150,000 per annum. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Purchaser, are referred to collectively in this Agreement as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

     (f) The Company does not provide post-employment health or medical benefits for former employees of the Company and its Subsidiaries or affiliates except as required to avoid imposition of tax under Section 4980B of the Code. No condition exists that would prevent the Company or any Subsidiary from amending or terminating any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee of the Company or any Subsidiary other than limitations imposed under the terms of a collective bargaining agreement.

     (g) Except as disclosed in writing to Purchaser prior to the date hereof or as required by applicable law, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries or affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

     (h) Except as set forth in Schedule 6.12(h), neither the Company nor any Subsidiary is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation of $150,000 or more with any officer, consultant, director or employee.

     (i) Schedule 6.12(i) identifies each International Plan (as defined below). The Company has furnished to Purchaser copies of each International Plan. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. Except as required by applicable law, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

     "International Plan" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to by the Company or any Subsidiary and (iii) covers any executive officer or director or any employee or former employee of the Company or any Subsidiary earning a salary in excess of $150,000 per annum.

     6.13. LABOR AND EMPLOYMENT MATTERS. Except as set forth in Schedule 6.13, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization. Except for such matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business, (ii) to the knowledge of the Company, activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to such employees.

     6.14. BROKERS. Except for the Financial Advisor and the Company's financial advisor in respect of the transactions contemplated by the Thermalloy Agreement, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company's fee arrangements with the Financial Advisor have been disclosed to Purchaser.

     6.15. LICENSES AND PERMITS. Except as set forth in Schedule 6.15, the Company and its Subsidiaries have all necessary licenses, franchises, permits, certificates, approvals or other similar authorizations (the "Permits") required to lawfully conduct their respective businesses as presently conducted, except for those Permits the lack of which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, and (a) no Permit is subject to revocation or forfeiture by virtue of any existing circumstances, (b) there is no Litigation pending or, to the knowledge of the Company, threatened to modify or revoke any Permit, and (c) no Permit is subject to any outstanding order, decree, judgment, stipulation, or, to the knowledge of the Company, investigation that would reasonably be likely to affect such Permit, where the effect of the foregoing individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

     6.16. INTELLECTUAL PROPERTY.

     (a) Schedule 6.16 contains a complete and accurate list of all (i) patented or registered Intellectual Property (as defined in Section 11.8) owned or filed by the Company or any Subsidiary, (ii) pending patent applications and applications for registration of other Intellectual Property filed by or on behalf of the Company or any Subsidiary, (iii) material unregistered trade names, corporate names, or Internet domain names owned or used by the Company or any Subsidiary, (iv) material unregistered trademarks, service marks, copyrights and mask works owned or used by the Company or any Subsidiary, (v) all computer software owned and/or used by the Company or any of its Subsidiaries (other than mass-marketed software with a license fee of less than $50,000) that is material to the Business, and (vi) all material licenses or similar agreements or arrangements pertaining to Intellectual Property to which the Company or its Subsidiaries is a party, either as licensee or licensor.

     (b) Except as set forth on Schedule 6.16, (i) the Company or one of its Subsidiaries owns or possesses adequate licenses or other rights to use all Intellectual Property necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted, except where the failure to own or possess would not reasonably be expected to have a Material Adverse Effect and free and clear of all

Encumbrances or restrictions other than Permitted Liens (as defined in Section 6.18) and, in the case of licensed Intellectual Property, as set forth in the license therefor; (ii) no claim by any other Person contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its Subsidiaries (the "Company Intellectual Property") has been made, is currently outstanding or, to the knowledge of the Company, is threatened (including, without limitation, any demand or request that the Company or its Subsidiaries license any rights from a third Person);
(iii) neither the Company nor its Subsidiaries have received any notices of, nor are aware of any facts which indicate a reasonable likelihood of, any infringement or misappropriation by any third Person with respect to the Company Intellectual Property that would reasonably be expected to have a Material Adverse Effect; (iv) to the knowledge of the Company, neither the Company nor its Subsidiaries have infringed or misappropriated any Intellectual Property or other rights of any third Persons in a manner that would reasonably be expected to have a Material Adverse Effect, and neither the Company nor its Subsidiaries is aware of any infringement or misappropriation which will occur as a result of the continued operation of the business of the Company or its Subsidiaries as currently conducted and which would reasonably be expected to have a Material Adverse Effect; (v) to the Company's knowledge, no loss or expiration of any of the material Company Intellectual Property is threatened, pending or reasonably foreseeable; (vi) the transactions contemplated by this Agreement will have no Material Adverse Effect on the right, title and interest in and to the Company Intellectual Property; and (vii) the Company and its Subsidiaries have taken all actions to maintain and protect the Company Intellectual Property which they have determined to be commercially reasonable.

     (c) The Company and each of its Subsidiaries have conducted an inventory and assessment of the hardware, software and embedded microcontrollers in noncomputer equipment (collectively, the "Computer Systems") used by and material to the Company and its Subsidiaries in its business, in order to determine which parts of the Computer Systems are not Year 2000 Compliant (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or may produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Based on the above inventory and assessment, the estimated total cost of rendering the Computer Systems Year 2000 Compliant is $125,000, which expenditure has been included in the budget adopted by the Company. For purposes of this Agreement, "Year 2000 Compliant" means that all of the Computer Systems will correctly differentiate between years in different centuries that end in the same two digits, and will accurately process date/time data (including but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations.

     6.17 ENVIRONMENTAL COMPLIANCE AND DISCLOSURE.

     (a) Except as set forth on Schedule 6.17:

          (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by the Company or any Subsidiary that has not been fully resolved, or, to the knowledge of the Company or any Subsidiary, is pending or threatened by any Person against, the Company or any Subsidiary, nor has any material penalty been assessed against the Company or any Subsidiary with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) discharge, emission or release of any Hazardous Substance;

          (ii) no Hazardous Substance has been discharged, emitted or released by the Company or any Subsidiary in violation of applicable Environmental Laws at any property now or previously owned, leased or operated by the Company or any Subsidiary, which circumstances, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

          (iii) there are no Environmental Liabilities that have had or would reasonably be expected to have a Material Adverse Effect.

     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted since January 1, 1993 of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary that discusses or reveals any material environmental liability which has not been delivered to Purchaser at least five days prior to the date hereof.

     (c) Neither the Company nor any Subsidiary owns or leases or has, since January 1, 1993, owned or leased any real property in New Jersey or Connecticut.

     (d) For purposes of this Section, the following terms shall have the meanings set forth below:

          (i) "Company" and "Subsidiary" shall include any entity that is, in whole or in part, a predecessor of the Company or any Subsidiary;

          (ii) "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Substances or wastes or the clean-up or other remediation thereof;

          (iii) "Environmental Liabilities" means any and all liabilities of or relating to the Company and any Subsidiary, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time; and

          (iv) "Hazardous Substances" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

     6.18. TITLE TO ASSETS. Except as set forth in the Most Recent Balance Sheet or as otherwise disclosed in the July 10-Q, the Company and each of its Subsidiaries have good and marketable title to all of their real and personal properties and assets reflected on the Most Recent Balance Sheet (other than (i) assets disposed of since July 3, 1999 in the ordinary course of business consistent with past practice or acquired since July 3, 1999 and (ii) title retention arrangements entered into or arising in the ordinary course of business), in each case free and clear of all Encumbrances except for (i) Encumbrances which secure indebtedness which is properly reflected in the Most Recent Balance Sheet or incurred since July 3, 1999 in the ordinary course of business pursuant to credit facilities described in the Company's annual report on Form 10-K for the year ended December 31, 1998; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Most Recent Balance Sheet, provided that the obligations secured by such liens are not delinquent; and (iv) such imperfections of title and Encumbrances, if any, as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (collectively "Permitted Liens"). Except as set forth in Schedule 6.18, the Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business except where the absence of such ownership or leasehold interest would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

     6.19. MATERIAL CONTRACTS. Schedule 6.19 sets forth a list of all (i) Contracts for borrowed money or guarantees thereof involving a currently outstanding principal amount in excess of $100,000, (ii) Contracts containing non-compete covenants by the Company or any Subsidiary and (iii) other Contracts (other than the Thermalloy Agreement) which involve the payment or receipt of $1 million or more per year. All Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound are valid and binding, in full force and effect and enforceable against the Company or any of its Subsidiaries, as the case may be, and to the knowledge of the Company, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar laws relating to creditors' rights and general principles of equity, except where the failure to be so valid and binding, in full force and effect or enforceable would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

     6.20. REQUIRED VOTE OF COMPANY STOCKHOLDERS. Unless the Merger may be consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

     6.21 INAPPLICABILITY OF CERTAIN RESTRICTIONS. The action of the Board of Directors of the Company in approving the Merger and this Agreement is sufficient to render inapplicable to the Merger, the Voting Agreements and this Agreement (and the transactions provided for herein) the provisions of Section 203 of the DGCL assuming the representation and warranty contained in the last sentence of Section 7.3 is true and correct.

     6.22 RIGHTS PLAN. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights or similar agreement.


                                    ARTICLE 7
                        REPRESENTATIONS AND WARRANTIES OF
                            PURCHASER AND MERGER SUB

     Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

     7.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority individually or in the aggregate would not materially adversely affect Purchaser and Merger Sub, taken as a whole. Each of Purchaser and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not materially adversely affect Purchaser and Merger Sub, taken as a whole.

     7.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub and by Purchaser as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Documents at the time of execution will have been, duly and validly executed and delivered by Purchaser and Merger Sub, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of the Company) constitutes and will constitute the valid and binding obligations of each of Purchaser and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     7.3. NO VIOLATION. Neither the execution and delivery of this Agreement or any of the Ancillary Documents by Purchaser and Merger Sub nor the consummation by them of the transactions contemplated hereby or thereby will (i) violate, conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws of Purchaser or Merger Sub; (ii) other than the filings provided for in Section 1.3, compliance with the HSR Act and the filings required under the Exchange Act and the Securities Act, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which individually or in the aggregate would have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby, (iii) violate any Laws applicable to Purchaser or the Merger Sub or any of their respective assets, except for violations which individually or in the aggregate would not have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby, and (iv) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of Purchaser or Merger Sub under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Purchaser or Merger Sub is bound, except for any of the foregoing matters which would not individually or in the aggregate have a material adverse effect on Purchaser and Merger Sub, taken as a whole, or on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby. Neither Purchaser nor any of its affiliates or associates (as each such term is defined in Section 203 of the DGCL) was, prior to the execution of this

Agreement, an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of the Company.

     7.4. BROKERS, FINDERS OR FINANCIAL ADVISORS. No broker, investment banker, financial advisor or other Person, other than CIBC World Markets Corp., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or Merger Sub.

     7.5. NO PRIOR ACTIVITIES. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and, except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

     7.6. FINANCING. The Purchaser will provide to Merger Sub sufficient funds to consummate the Merger, pay the Merger Consideration and the Offer Consideration and pay related transaction expenses. The Purchaser has delivered to the Company: (i) copies of commitment letters from CIBC World Markets Corp. ("CIBC World Markets") indicating that it is willing, on the terms and subject to the conditions set forth in such commitment letter, to purchase up to: (a) an aggregate of $135 million of debt financing to the Company upon consummation of the transactions contemplated by this Agreement (assuming the transactions contemplated by the Thermalloy Agreement do not occur) or (b) an aggregate of $123 million of debt financing to the Company upon consummation of the transactions contemplated by this Agreement (assuming the transactions contemplated by the Thermalloy Agreement occur), and (ii) a copy of a commitment letter from Willis Stein & Partners, II, L.P. indicating that it is willing, on the terms and subject to the conditions set forth in such commitment letter, to provide up to an aggregate of (a) $119 million of equity financing to the Purchaser upon the consummation of the transactions contemplated by this Agreement (assuming the transactions contemplated by the Thermalloy Agreement do not occur) or (b) $146 million of equity financing upon consummation of the transactions contemplated by this Agreement (assuming the transactions contemplated by the Thermalloy Agreement occur). Such financing is adequate to pay in cash the Merger Consideration and the Offer Consideration and pay related transaction expenses.

     7.7. LITIGATION. There is no Litigation by a Governmental Entity or other Person pending or, to the knowledge of the Purchaser and Merger Sub, threatened against the Purchaser or Merger Sub, at law or in equity, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.


                                    ARTICLE 8
                                    COVENANTS

     8.1. NO SOLICITATION

     (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to (i) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party (as defined below) (other than Purchaser) which constitutes or would reasonably be expected to lead to (A) any acquisition or purchase of 30% or more of the consolidated assets of the Company and its Subsidiaries or of over 30% of any class of equity securities of the Company or any of its Subsidiaries, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 30% or more of any class of equity securities of the Company or any of its Subsidiaries, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company other than the transactions contemplated by this Agreement, or (D) any other transaction (other than transactions contemplated by the Thermalloy Agreement) the consummation of which would reasonably be expected to interfere with in a material way, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Purchaser of the transactions contemplated hereby (collectively, "Acquisition Proposals"), or agree to or endorse any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party (other than Purchaser) to do or seek any of the foregoing, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (A) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect (with respect to duration and standstill provisions) than the Confidentiality Agreement (as defined in Section 8.5), and a copy of which shall be provided for informational purposes only to Purchaser) concerning the Company and its businesses, properties or assets to a Third Party who has made or is seeking to initiate discussions with respect to a bona fide Acquisition Proposal, (B) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal, (C) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (D) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section
1.4 and/or (E) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction; but in each case referred to in the foregoing clauses (A) through (D) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of advice from outside counsel that such action by the Board of Directors is necessary in order to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law; provided, further, that if the Board of Directors of the Company receives an Acquisition Proposal, then the Company shall promptly inform Purchaser of the terms and conditions of such proposal and the identity of the Person making it. Since June 7, 1999 the Company has not and has not permitted its advisors, agents and other intermediaries to engage in any activities, discussions or negotiations with any parties contacted prior to that date with respect to any of the foregoing, and has used its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. In no event shall the Company enter into a definitive agreement in connection with an Acquisition Proposal earlier than two business days after the Purchaser receives the Company's initial notification to Purchaser of an inquiry or proposal relating to such Acquisition Proposal. As used in this Agreement, the term "Third Party" means any Person or "group," as defined in Section 13(d) of the Exchange Act, other than Purchaser or any of its affiliates.

     (b) If a Payment Event (as defined below) occurs, the Company shall pay to Purchaser, within two business days following such Payment Event, a fee of $8.3 million. "Payment Event" means (i) the termination of this Agreement by the Company or Purchaser pursuant to Section 10.1(d), Section 10.1(g), Section 10.1(i) or Section 10.1(k); or (ii) (A) an Acquisition Proposal shall have been made by a Third Party at any time on or after the date of this Agreement and prior to the termination of this Agreement, and, (B) within 9 months of the termination of this Agreement pursuant to Section 10.1(b) or Section 10.1(e)(i) any of the following events occurs (or the Company enters into a definitive agreement with respect to any such event within a 6 month period after termination of this Agreement and such transaction is subsequently consummated) whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by the stockholders of the Company after such event, in excess of the Merger Consideration: (1) the Company is acquired by merger or otherwise by a Third Party; (2) a Third Party acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (3) a Third Party acquires more than 50% of the outstanding Common Stock; or (4) the Company adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Common Stock or an extraordinary dividend relating to more than 50% of the outstanding Common Stock or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

     (c) If this Agreement is terminated because of a Company Breach (as defined below), the Company shall reimburse Purchaser and its affiliates not later than two business days after submission of reasonable documentation thereof for 100% of their documented out-of-pocket fees and expenses (including the fees and expenses of counsel) up to $1.5 million, in each case, actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby (including the Merger and the arrangement, obtaining the commitment to provide or obtaining the financing for the transactions contemplated by this Agreement (including fees payable to the financing entities and their respective counsel)). "Company Breach" means (i) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under this Agreement or any of the representations and warranties of the Company set forth in this Agreement shall not be true in any material respect when made or at any time prior to consummation of the Merger as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date), and, in any such case, such breach, failure to perform or misrepresentation shall not have been cured within a reasonable period of time following Purchaser's notice to the Company of such breach, failure to perform or misrepresentation, or (ii) a Thermalloy Alteration (as defined in Section 9.2(c)). Purchaser and Merger Sub agree that, in the absence of fraud, such payment shall be Purchaser and Merger Sub's exclusive remedy for any Company Breach.

     (d) The Company acknowledges that the agreements contained in this Section
8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.1, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 8.1, the Company shall also pay to Purchaser its reasonable costs and expenses incurred in connection with such litigation.

     (e) Sections 8.1(b) and 8.1(c) shall survive any termination of this Agreement, however caused.

     (f) Any sale by Bowthorpe plc of Thermalloy to a Third Party shall not give rise to any payment to the Purchaser or Merger Sub pursuant to this Section 8.1.

     8.2. INTERIM OPERATIONS. Except as expressly required by this Agreement, the Thermalloy Agreement or with the prior consent of Purchaser, from the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in all material respects in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve substantially intact their business organizations and relationships with third parties that are material to the Company and the Subsidiaries taken as a whole and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time the Company will not, and will cause its Subsidiaries not to:

     (a) adopt or propose any change in its Certificate of Incorporation or Bylaws;

     (b) except pursuant to existing agreements or arrangements (which arrangements shall be deemed to include the Thermalloy Agreement on the terms that have heretofore been disclosed to Purchaser, including the financing thereof):

          (i) acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material Subsidiary or a material amount of assets or securities;

          (ii) make any investment other than in readily marketable securities in an amount in excess of $50,000 in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer, or purchase for an amount in excess of $50,000 in the aggregate, any property or assets of any other individual or entity other than purchases of raw materials and finished goods components in the ordinary course of business consistent with past practice;

          (iii) waive, release, grant, or transfer any rights of value material to the Company and the Subsidiaries taken as a whole;

          (iv) modify or change in any material respect any existing license, lease, contract, or other document material to the Company and its Subsidiaries, taken as a whole;

          (v) except to refund or refinance commercial paper and for borrowings and repayments under its revolving credit facilities for working capital purposes, incur or assume an amount of long-term or short-term debt in excess of $250,000 in the aggregate;

          (vi) assume, guarantee, endorse (other than endorsements of negotiable instruments in the ordinary course of business) or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Subsidiary) which are in excess of $25,000 in the aggregate;

          (vii) make any loans or advances to any other Person (other than any Subsidiary) which are in excess of $100,000 in the aggregate;

          (viii) except for the items contemplated by the Company's 1999 capital expenditure budget made available to Purchaser, authorize any new capital expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $250,000; or

          (ix) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, the Company's capital stock (other than the issuance of shares of Common Stock upon the exercise of

     Options and Company Warrants outstanding on the date of this Agreement and in accordance with their present terms).

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than cash dividends and distributions by a wholly owned Subsidiary of the Company to the Company or to a Subsidiary all of the capital stock of which is owned directly or indirectly by the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries;

     (d) adopt or, except as required by law, amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except as required by law or for normal increases in the ordinary course of business that are consistent with past practices) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

     (e) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

     (f) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred since the most recent date thereof pursuant to an agreement or transaction described in this Agreement (including the schedules to this Agreement) or incurred in the ordinary course of business, consistent with past practices;

     (g) except as set forth on Schedule 8.2(g), make any tax election or settle or compromise any material income tax liability;

     (h) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures other than any change in accounting policies (that is not material to the Company and its Subsidiaries taken as a whole) that is required by regulations of the SEC or a change in generally accepted accounting principles;

     (i) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time (or, in the case of representations and warranties that are not qualified by reference to the term "Material Adverse Effect" and/or taken as a whole, or derivatives or variations of such terms, inaccurate in any material respect at, or as of any time prior to, the Effective Time);

     (j) amend, waive or otherwise alter any provision of the Thermalloy Agreement; or

     (k) agree or commit to do any of the foregoing.

     8.3. COMPANY STOCKHOLDER APPROVAL; PROXY STATEMENT.

     (a) If approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company, acting through the Board of Directors, shall (i) call a meeting of its stockholders (the "Stockholders Meeting") for the purpose of voting upon the Merger, (ii) hold the Stockholders Meeting as soon as practicable following the earlier of the purchase of shares of Common Stock pursuant to the Offer and the consummation of the transactions contemplated by the Thermalloy Agreement, and (iii) subject to its fiduciary duties under applicable law as advised by outside counsel, recommend to its stockholders the approval of the Merger. If the Offer is consummated, the record date for the Stockholders Meeting shall be a date subsequent to the date Purchaser or Merger Sub becomes a record holder of Common Stock purchased pursuant to the Offer.

     (b) If required by applicable law, the Company will, as soon as practicable following the earlier of the expiration of the Offer and the consummation of the transactions contemplated by the Thermalloy Agreement, prepare and file a preliminary Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") or, if applicable, an Information Statement with the SEC with respect to the Stockholders Meeting and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Purchaser and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties to this Agreement, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy

Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

     (c) The Company represents and warrants that the Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation or warranty as to any information included in the Proxy Statement which was provided by Purchaser or Merger Sub. Purchaser represents and warrants that none of the information supplied by Purchaser or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (d) The Company shall use its reasonable best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

     (e) Purchaser agrees, subject to applicable law, to cause all shares of Common Stock purchased by Merger Sub pursuant to the Offer and all other shares of Common Stock owned by Purchaser, Merger Sub or any other Subsidiary or affiliate of Purchaser to be voted in favor of the approval of the Merger.

     8.4. FILINGS; NOTICES; OTHER ACTION.

     (a) Subject to the terms and conditions provided in this Agreement and subject to any fiduciary duty of the Company's Board of Directors with respect to an Acquisition Proposal exercised in a manner consistent with Section 8.1, the Company, Purchaser, and Merger Sub shall: (i) use their reasonable best efforts to cooperate with one another in (x) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits, authorizations or waivers are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and any other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (y) timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers; and (ii) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement (including, in the case of the Purchaser and Merger Sub, obtaining the financing necessary for the Merger and, if necessary, the Offer). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Purchaser and the Surviving Corporation shall take all such necessary action.

     (b) The Company shall promptly notify Purchaser of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
     Section 6.9 or which relate to the consummation of the transactions contemplated by this Agreement.

     8.5. ACCESS TO INFORMATION.

     (a) From the date of this Agreement to the Closing, the Company shall, and shall cause its Subsidiaries to, (i) give Purchaser and its authorized representatives and lenders (and such lenders' counsel) reasonable access during normal business hours to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers provided that such access shall not materially interfere with the normal business operations of the Company, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 8.5 shall affect any representations or warranties made by the Company in this Agreement or the conditions to the obligations of Purchaser to consummate the transactions contemplated hereby.

     (b) All such information and access shall be subject to the provisions of the letter agreement between an affiliate of Purchaser and the Company dated as of April 13, 1999 (the "Confidentiality Agreement") relating to the confidential treatment of "Evaluation Material" (as defined therein).

     8.6. PUBLICITY. Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements or filing with any Governmental Entity with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement or filing prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     8.7. FURTHER ACTION; COOPERATION CONCERNING CERTAIN LITIGATION. Each party to this Agreement shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth in this Agreement or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger. If there shall be any judgment, injunction, order or decree enjoining Purchaser or the Company from consummating the Merger, each party to this Agreement shall use its reasonable best efforts to lift such judgment, injunction order or decree.

     8.8. INSURANCE; INDEMNITY.

     (a) For a period of not less than six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company (the "Company Indemnified Persons") in respect of all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer or director of the Company or any of its Subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time (including without limitation matters related to the transactions contemplated by this Agreement), whether or not claimed or asserted prior to or after the Effective Time. The Surviving Corporation shall periodically advance expenses as incurred by the Company Indemnified Persons with respect to the foregoing to the fullest extent permitted under applicable law provided that the Person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such Person is not entitled to indemnification.

     (b) For six years after the Effective Time, the Surviving Corporation shall use its reasonable best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to and including the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Purchaser; and provided further that if the annual premiums of such insurance coverage shall exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. It is understood that such obligation to indemnify (but not to maintain insurance) shall apply to claims of which the Surviving Corporation shall have been notified prior to the expiration of such six-year period regardless of when such claims shall have been disposed of.

     (c) For a period of six years from and after the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation and its Subsidiaries shall include provisions for the limitation of liability of directors and indemnification of the Company Indemnified Persons to the fullest extent permitted under applicable law and shall not, unless required by applicable law, be amended in any manner materially adverse to the Company Indemnified Persons without the prior written consent of such Persons. From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company or any Subsidiary and their respective directors and officers as of or prior to the date of this Agreement and any indemnification provisions under the Company's or any Subsidiary's Certificate of Incorporation or Bylaws as in effect as of the date of this Agreement.

     (d) The Surviving Corporation shall pay all expenses, including reasonable attorney's fees, that may be incurred by any Indemnified Person (as defined below) in enforcing the indemnity and other obligations provided for in this
Section 8.8.

     (e) If requested by an Indemnified Person, any determination to be made as to whether any Indemnified Person has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Person and the Surviving Corporation, retained at the Surviving Corporation's expense.

     (f) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.8.

     (g) If the Merger shall have been consummated, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless Purchaser and any Person or entity who was a stockholder, officer, director or affiliate of Purchaser prior to the Effective Time against any Losses in connection with any litigation arising out of or pertaining to any of the transactions contemplated by this Agreement or the Ancillary Documents. Purchaser shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the Person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such Person is not entitled to indemnification.

     (h) If any litigation described in paragraph (a) or (g) of this Section 8.8 (each, an "Action") arises or occurs, the Surviving Corporation shall control the defense of such Action through its counsel, provided that such counsel shall be reasonably acceptable to the Person to whom indemnity is being provided (the "Indemnified Persons"), and the

Indemnified Persons shall be permitted to participate in the defense of such Action through such counsel of their choice but such counsel shall be solely at the Indemnified Person's expense. If there is any conflict between the Surviving Corporation and any Indemnified Persons or there are additional defenses available to any Indemnified Persons, the Indemnified Persons shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Persons, which counsel shall be reasonably acceptable to the Surviving Corporation and the reasonable fees and expenses of which counsel shall be paid by the Surviving Corporation; provided that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Persons in any single Action except to the extent that, in the opinion of counsel for the Indemnified Persons, two or more of such Indemnified Persons have conflicting interests in the outcome of such Action. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

     (g) This Section 8.8 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Purchaser, the Surviving Corporation and the Indemnified Persons, and shall be binding on all successors and assigns of the Surviving Corporation. So long as the Purchaser holds securities permitting the Purchaser to elect at least a majority of the members of the Board of Directors of the Surviving Corporation, the Purchaser shall cause the Surviving Corporation to comply with its obligations under this
Section 8.8.

     8.9 EMPLOYEE BENEFIT PLANS.

     (a) From and after the Effective Time, unless the Surviving Corporation and an officer, director or employee of the Company otherwise agree, the Surviving Corporation and its respective Subsidiaries will honor and assume, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director, or employee of the Company or any of its Subsidiaries and all benefits or other amounts earned or accrued to the extent vested or which become vested in the ordinary course under all employee benefit plans of the Company and any of its Subsidiaries.

     (b) Purchaser confirms that it is Purchaser's intention that, until the first anniversary of the Effective Time, subject to applicable law, the Surviving Corporation and its Subsidiaries will provide salary, benefits and equity-based compensation to their employees which will, in the aggregate, be comparable to those currently provided by the Company and its Subsidiaries to their employees. Notwithstanding the foregoing, nothing in this Agreement shall obligate or require the Surviving Corporation or any of its Subsidiaries to provide its employees with a plan or arrangement similar to any equity-based compensation plans currently maintained by the Company and nothing in this Agreement shall otherwise limit the Surviving Corporation's right to amend, modify or terminate any Employee Plan or Benefit Arrangement. Purchaser intends that, after the first anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will provide benefits to their employees (excluding employees covered by collective bargaining agreements, if any) which benefits are appropriate in the judgment of the Surviving Corporation, taking into account all relevant factors, including, without limitation, the businesses in which the Surviving Corporation and its Subsidiaries are engaged.

     (c) The Company shall terminate its 1995 Employee Stock Purchase Plan (the "ESPP"), including all employee salary deductions in connection therewith, on or before the Closing Date. On the Closing Date, all accumulated employee salary deductions shall be applied to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP and any remaining employee salary deductions shall be returned to participants without interest. The shares of Company Common Stock to be delivered by the Company pursuant to the ESPP shall be converted into cash on the Closing Date in accordance with Article 4, without further action by any participant. Further, the Company shall immediately amend, effective as of the date hereof, the ESPP to suspend any new offering periods or stock purchases after the date hereof (and any increases in employee salary deductions thereunder) except employees currently participating therein may continue to purchase stock in the current offering period in accordance with their current salary deduction election or may reduce the amount of their salary deduction election through the Closing Date. The Company shall promptly notify Purchaser of any changes in employee salary deductions and the number of shares of Company Common Stock hereafter acquired under the ESPP.


                                    ARTICLE 9
                                   CONDITIONS

     9.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of the Company, Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) if required by the DGCL, this Agreement shall have been adopted by the stockholders of the Company in accordance with such Law;

     (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

     (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

     (d) if the Offer is required to be commenced by the terms of this Agreement, then Purchaser shall have purchased shares of Common Stock pursuant to the Offer; provided, however that this condition shall not be applicable to the obligations of Purchaser and Merger Sub if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any shares of Common Stock validly tendered and not withdrawn pursuant to the Offer;

     (e) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained; and

     (f) either the transactions contemplated by the Thermalloy Agreement shall have been consummated or the Thermalloy Agreement shall have been terminated.

     9.2. CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

     (b) the representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect and/or taken as a whole, or derivatives or variations of such terms shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect and/or taken as a whole, or derivatives or variations of such terms shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Purchaser have received a certificate signed on behalf of the Company by the Chairman of the Board and the chief financial officer of the Company to the effect set forth in this paragraph; and

     (c) no amendment or waiver of any provision of the Thermalloy Agreement shall have been made (including any waiver or amendment in connection with a breach of any provision of the Thermalloy Agreement) (a "Thermalloy Alteration"), provided, however that this condition shall not be applicable to the obligations of Purchaser and Merger Sub if the Thermalloy Agreement has been terminated.


                                   ARTICLE 10
                         TERMINATION; AMENDMENT; WAIVER

     10.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

     (a) by mutual written consent of the Company, the Purchaser and Merger Sub;

     (b) by either the Company or Purchaser, if the Offer has been commenced but has not been consummated by the date that is 60 days after the commencement of the Offer; provided, however, that the right to terminate under this clause (b) shall not be available to Purchaser if Purchaser shall have failed to purchase Common Stock in violation of the Offer;

     (c) by either the Company or Purchaser, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Purchaser or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

     (d) by the Purchaser, if the Board of Directors of the Company shall have
(i) withdrawn or materially modified its approval of the Merger or its recommendation set forth in Section 1.4, or (ii) failed, as a result of the exercise of its fiduciary duties, to take the action otherwise required to be taken by this Agreement;

     (e) by either the Company or Purchaser, if (i) the Merger has not been consummated by March 31, 2000, or (ii) the Company's stockholders fail to approve the Merger at the Stockholders Meeting;

     (f) by Purchaser, if any condition to the Offer is not met (whether or not the Offer is commenced) provided, however, that the right to terminate under this clause (f) shall not be available to Purchaser if Purchaser shall have failed to purchase Common Stock in violation of the Offer;

     (g) by Purchaser if the Offer shall not have been required to be commenced and the Company shall have failed (i) to call the Stockholders Meeting within a reasonable time after (A) completion of the SEC review process of the Proxy Statement and (B) the consummation of the transactions contemplated by the Thermalloy Agreement or the termination of the Thermalloy Agreement, (ii) as promptly as reasonably practicable thereafter to mail the Proxy Statement to its stockholders or (iii) to include in such Proxy Statement the recommendation referred to in Section 1.4;

     (h) by the Company if Purchaser and/or Merger Sub fails to commence the Offer as provided in Section 5.1; provided, that the Company may not terminate this Agreement pursuant to this Section 10.1(h) if the Company is at such time in breach of its obligations under this Agreement such as to (A) cause a Material Adverse Effect or (B) prevent or materially hinder or delay the purchase of the shares of Common Stock pursuant to the Offer or the Merger;

     (i) by the Company if (i) its Board of Directors determines in good faith (after reviewing the advice of its financial advisor) that an Acquisition Proposal is more favorable to the holders of Common Stock than the transactions contemplated by this Agreement and is reasonably capable of being financed, (ii) the Company has complied with the requirements of Section 8.1(a), including all notice provisions, (iii) concurrently with such termination, the Company makes all payments required by Section 8.1(b) and (iv) concurrently with such termination, the Company enters into a definitive agreement to effect the more favorable Acquisition Proposal;

     (j) by the Purchaser if a Thermalloy Alteration occurs; or

     (k) by the Company if (i) on or prior to November 30, 1999 (A) the Offer has not been commenced and (B) the Proxy Statement has not been mailed to the Company's stockholders (unless such failure to mail is the result of the Company's breach of its obligations under this Agreement) and (ii) following November 30, 1999 and prior to the commencement of the Offer or the mailing of the Proxy Statement, (A) the Company's Board of Directors requests that the Financial Advisor issue a "bring down" of the Fairness Opinion, (B) the Financial Advisor advises the Company in writing that it can no longer issue its opinion that the Merger Consideration or the Offer Consideration is fair to the stockholders of the Company from a financial point of view, and (C) the Company provides a copy of such advise and any related analysis to the Purchaser at least two business days before terminating this Agreement pursuant to this clause (k).

     The party desiring to terminate this Agreement pursuant to clauses 10.1(b) through 10.1(k) shall give written notice of such termination to the other party in accordance with Section 11.2.

     10.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party to this Agreement, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for willful breach of this Agreement. The agreements contained in Sections 8.1(b), 8.1(c), 8.5(b), 11.4, 11.5 and 11.6 and this Section 10.2 shall survive the termination hereof.

     10.3. AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company (subject to Section 5.4), Merger Sub and Purchaser at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration which adversely affects the rights of the Company's stockholders hereunder or otherwise requires by law further approval of such stockholders without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

     10.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties to this Agreement, by action taken by or on behalf of the Board of Directors of the Company (subject to Section 5.4), Merger Sub and Purchaser, may
(i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement by any other applicable party or in any document, certificate or writing delivered pursuant to this Agreement by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 11
                               GENERAL PROVISIONS

     11.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     11.2. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


If to Purchaser or Merger Sub:                  If to the Company:

Heat Holdings Corp.                             Aavid Thermal Technologies, Inc
c/o Willis Stein & Partners Management          One Eagle Square, Suite 509
227 West Monroe Street, Suite 4300              Concord, NH 03301
Chicago, Illinois 60606
With a copy to (which shall                     With a copy to (which shall not
not constitute notice):                         constitute notice):

                                                Fulbright & Jaworski L.L.P.
Bartlit Beck Herman Palenchar & Scott           666 Fifth Avenue, 31st Floor
511 Sixteenth Street, Suite 700                 New York, NY 10103-3198
Denver, Colorado 80202

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     11.3. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that either Purchaser or Merger Sub (or both) may assign its rights hereunder (including without limitation the right to make the Offer and/or to purchase shares of Common Stock in the Offer) to an affiliate but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 8.8 and

8.9 and Article IV, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties to this Agreement or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.4. ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, the Schedules, the Exhibits, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect to this Agreement.

     11.5. FEES AND EXPENSES. Except as provided in Section 8.1, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     11.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

     11.7. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     11.8. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural Persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement: (i) "Person" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof; (ii) "Subsidiary" shall mean, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization; provided, however, that whether or not the transactions contemplated by the Thermalloy Agreement have been consummated, "Subsidiary" shall not include Thermalloy and each of its Subsidiaries; (iii) "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 12b-2 under the Exchange Act;
(iv) "Material Adverse Effect," means any effect, event, occurrence, change or state of facts that, or aggregated with other effects, events, occurrences, changes or states of facts, is, or is reasonably likely to be, materially adverse to (a) the business, operations, prospects (excluding the prospects of the Company's industry in general or the economy in general), financial condition or assets of the Company and its Subsidiaries taken as a whole, provided, however, that the Company's failure to consummate the transactions contemplated by the Thermalloy Agreement shall not constitute a Material Adverse Effect or (b) the ability of the Company and its Subsidiaries to perform in all material respects their obligations under this Agreement; and (v) "Intellectual Property" means (a) all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice);
(b) all trademarks, service marks, trade names, logos, slogans, corporate names and Internet domain names, and all the goodwill associated with each of the foregoing; (c) all mask works and registrations and applications for registry thereof; (d) all registered and unregistered statutory and common law copyrights; (e) all registrations, applications and renewals for any of the foregoing; and (f) all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information and marketing materials and all other proprietary rights; and (vi) "knowledge" means the actual knowledge of the executive officers of the Company after due inquiry of the other officers or employees of the Company and its Subsidiaries responsible for the relevant matter (all such executive officers being listed on Schedule 11.8).

     11.9. INVESTIGATIONS. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

     11.10. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.11. ENFORCEMENT OF AGREEMENT. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.12. COUNTERPARTS. This Agreement may be executed by the parties to this Agreement in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties to this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

     AAVID THERMAL TECHNOLOGIES, INC.



     By: /s/ Ronald L. Borelli
        ------------------------------------
     Name: Ronald L. Borelli
          ----------------------------------
     Title: Chief Executive Officer
           ---------------------------------




     HEAT HOLDINGS CORP.



     By: /s/ Daniel H. Blumenthal
        -------------------------------------
     Name: Daniel H. Blumenthal
          -----------------------------------
     Title: Vice President
           ----------------------------------




     HEAT ACQUISITION CORP.



     By: /s/ Daniel H. Blumenthal
        ------------------------------------
     Name: Daniel H. Blumenthal
          ----------------------------------
     Title: Vice President
          ----------------------------------

                                    EXHIBIT A

                             CONDITIONS OF THE OFFER


     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any shares of Common Stock, and may terminate the Offer, if (i) prior to the expiration date of the Offer, (A) less than a majority of the outstanding shares of Common Stock on a fully diluted basis has been tendered pursuant to the Offer by the expiration of the Offer and not withdrawn or, (B) the applicable waiting period under the HSR Act in respect of any of the transactions contemplated by the Merger Agreement shall not have expired or been terminated, or (ii) at any time on or after August 23, 1999 and prior to the acceptance for payment of or payment for shares of Common Stock, any of the following conditions exist:

     (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, which, in Purchaser's sole reasonable judgment, has a reasonable likelihood of success, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the shares of Common Stock by Purchaser or the consummation by Purchaser of the Merger, or seeking to obtain material damages, (ii) seeking to restrain or prohibit Purchaser's ownership or operation (or that of its respective Subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to compel Purchaser or any of its Subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Purchaser or any of its Subsidiaries or affiliates effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Purchaser or any of its Subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or
(iv) seeking to require divestiture by Purchaser or any of its Subsidiaries or affiliates of any shares of Common Stock; or

     (b) there shall be any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that, in the reasonable judgment of Purchaser, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

     (c) there shall have occurred any event or any worsening, after the date of the Agreement, of any condition existing on the date of this Agreement which, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect; or

     (d) a tender or exchange offer for more than 30% of the shares of Common Stock at a price per Share in excess of the Offer Consideration shall have been made by another person, or it shall have been publicly disclosed or Purchaser shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the shares of Common Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the shares of Common Stock) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission on August 23, 1999, or (ii) any such person or group which, prior to August 23, 1999, had filed such a Schedule with the Commission shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including the shares of Common Stock), through the acquisition of stock, the formation of a group or otherwise, constituting 10% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the shares of Common Stock) constituting 10% or more of any such class or series or (iii) any person or group shall have entered into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company; or

     (e) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date); or

     (f) the Merger Agreement shall have been terminated in accordance with its terms; or

     (g) the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of the Offer or the Merger; or

     (h) the Company and Purchaser shall have reached an agreement or understanding regarding termination of the Offer;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances (including any action or inaction by Purchaser or the Company) giving rise to any such condition and may be waived by Purchaser or Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not previously accepted for payment shall forthwith be returned by the depositary to the tendering stockholders.

     The capitalized terms used in this Exhibit A shall have the meaning set forth in the Agreement to which it is annexed.